Exhibit 99.1

Bacterin Annouces Preliminary Second Quarter Revenue

Second Quarter total revenue in the range of $10.0. million to $10.2 million, an increase of approximately 12–15% over the same period last year.

BELGRADE, Mont. — July 9, 2015 (GLOBE NEWSWIRE) -- Bacterin International Holdings, Inc. (OTCQX:BONE), a leader in the development of revolutionary bone graft material and coatings for medical applications, today announced preliminary, unaudited revenue for the second quarter of 2015.

The Company is expecting total revenue for the second quarter of 2015 to be in the range of $10.0 million to $10.2 million, representing an increase of 12–15% when compared to $8.8 million reported for the second quarter of 2014. This also represents a sequential increase of 5–7% when compared to $9.5 million for the first quarter of 2015.

The quarterly financial results included in this release were calculated prior to the completion of a review by Bacterin's external auditors and are therefore subject to adjustment.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (OTCQX:BONE) develops, manufactures and markets biologics products to domestic and international markets. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the ability of the Company's sales force to achieve expected results, the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company's secured lending facility; the Company's ability to manage cash flow; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Investor Contact:

COCKRELL GROUP

Rich Cockrell

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

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